Exhibit 10.26

The Pritzker Organization, L.L.C.

71 South Wacker Drive, 47th Floor

Chicago, Illinois 60606

December 8, 2006

Global Hyatt Corporation

71 South Wacker Drive, 12th Floor

Chicago, Illinois 60606

Re:	Allocation of Certain Office Costs Relating to Thomas J. Pritzker

Dear Sir or Madam:

As you know, Thomas J. Pritzker (“TJP”) maintains his business office at Hyatt Center, 71 South Wacker Drive, Chicago, Illinois on a portion of the 47th floor (such portion utilized by TJP, the “Premises”). TJP provides services to Global Hyatt Corporation (“Company”) as an employee. TJP also provides services to the undersigned and, as applicable, other organizations affiliated with Company (such organizations together with Company are referred to herein to as the “Service Organizations”).

This letter agreement addresses the allocation to the Service Organizations of certain occupancy and operation costs (the “Costs”) incurred by the undersigned, The Pritzker Organization, L.L.C. (“TPO”) that relate to the services of TJP. The Costs include both costs directly incurred by TPO, as well as certain costs allocated to TPO under various allocation agreements, including unwritten arrangements based on past dealings (collectively, the “Entity Allocation Agreements”).

Company hereby agrees, and each of the other Service Organizations have separately agreed, to equitably share in bearing the Costs attributable to TJP (the “TJP Costs”).

Based on the foregoing and effective as of July 1, 2005, the parties hereto agree as follows:

1.	Company hereby appoints TPO as the authorized party responsible for determining the amount of the TJP Costs and, in turn, the amount of the TJP Costs allocable to Company.

2.	TPO will periodically invoice Company for its share of the TJP Costs, and Company shall promptly remit payment therefor. If the Fill amount invoiced is not received from Company within thirty (30) days of its receipt of the invoice, Company shall pay to TPO a late charge of five percent (5%) of the unpaid amount. In addition, all unpaid amounts shall bear interest from the date due until paid in full at a per annum interest rate equal to eighteen percent (18%).

3.	Company shall have the right to request information and calculations used in determining the amount billed to Company.

If you agree with the foregoing, please execute this letter in the space provided below, whereupon the letter shall become a legal binding obligation of the parties hereto.

The Pritzker Organization, L.L.C., a Delaware limited liability company

By:	/s/ John Stellato
Name:	John Stellato
Title:	Executive Vice President

Agreed to and accepted as of the 9 th day of January, 2007:

Global Hyatt Corporation, a Delaware corporation

By:	/s/ Kirk A. Rose
Name:	Kirk A. Rose
Title:	Senior Vice President Finance